                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

         Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.


                    Computer Network Technology Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

[COMPUTER NETWORK TECHNOLOGY LOGO]

Computer Network Technology Corporation
6000 Nathan Lane North
Minneapolis, Minnesota 55442
(763) 268-6000

                                                                  April 13, 2000

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of the Shareholders of Computer Network Technology Corporation (the "Company") at the Company's headquarters, 6000 Nathan Lane North, in the Minneapolis suburb of Plymouth, Minnesota, on Thursday, May 25, 2000, beginning at 10:00 a.m. Please refer to the map in the back of this proxy statement for directions to the Company's headquarters.

     The Secretary's Notice of the Annual Meeting and the Proxy Statement that appear on the following pages describe the matters scheduled to come before the meeting. At the meeting, I will discuss the Company's performance in 1999 and report on current items of interest to our shareholders. In addition, certain members of the Company's board of directors and executives of the Company, as well as representatives of KPMG LLP, the Company's independent auditors, will be available to answer your questions.

     I hope you will be able to attend the meeting in person and look forward to seeing you. PLEASE MARK, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS QUICKLY AS POSSIBLE, EVEN IF YOU PLAN TO ATTEND THE MEETING. If you attend the meeting you may withdraw any proxy previously given and vote your shares in person.

     On behalf of your board of directors and the Company's employees, thank you for your support of and interest in the Company.

                                          Sincerely,

                                          /S/THOMAS G. HUDSON

                                          Thomas G. Hudson
                                          Chairman of the Board, President
                                          and Chief Executive Officer

[COMPUTER NETWORK TECHNOLOGY LOGO]

Computer Network Technology Corporation
6000 Nathan Lane North
Minneapolis, Minnesota 55442
(763) 268-6000

--------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 25, 2000

--------------------------------------------------------------------------------

TO OUR SHAREHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Computer Network Technology Corporation, a Minnesota corporation, will be held on Thursday, May 25, 2000 at the Company's headquarters at 6000 Nathan Lane North, in the Minneapolis suburb of Plymouth, Minnesota, beginning at 10:00 a.m. for the following purposes:

     (1) To fix the number of directors at five and to elect five persons to the board of directors to serve until the next Annual Meeting of the Shareholders;

     (2) To approve the adoption of the RealLegacy.com, Inc. 2000 Officer and Director Stock Award Plan;

     (3) To ratify and approve the appointment of KPMG LLP as independent auditors for the fiscal year ending January 31, 2001; and

     (4) To transact other business that may properly come before the meeting.

     Shareholders of record as of the close of business on March 27, 2000 are the only persons entitled to notice of and to vote at the meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ GREGORY T. BARNUM
                                          Gregory T. Barnum
                                          Vice President of Finance, Chief
                                          Financial Officer
                                          and Corporate Secretary

April 13, 2000
Minneapolis, Minnesota

[COMPUTER NETWORK TECHNOLOGY CORPORATION]

Computer Network Technology Corporation
6000 Nathan Lane North
Minneapolis, Minnesota 55442
(763) 268-6000
--------------------------------------------------------------------------------

                                PROXY STATEMENT
--------------------------------------------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 25, 2000

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation by the board of directors (the "Board") of Computer Network Technology Corporation of proxies to be voted at the Annual Meeting of the Shareholders of the Company (the "Annual Meeting") to be held on Thursday, May 25, 2000 at the Company's headquarters located at 6000 Nathan Lane North, Minneapolis, Minnesota, beginning at 10:00 a.m. (local time), and at any adjournments thereof. This Proxy Statement and the accompanying proxy card are furnished in connection with the proxy solicitation and are being mailed to shareholders beginning approximately April 13, 2000. THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF ITEMS 1, 2 AND 3. Shares represented by properly executed and returned proxies will, unless otherwise specified on the proxy card, be voted FOR all of the nominees listed in Item 1 and FOR Items 2 and 3, as set forth on the proxy card, and be voted in the discretion of the proxy holders as to any other matter that may properly come before the meeting. A shareholder voting through a proxy who abstains with respect to a certain proposal is considered to be present and entitled to vote on such proposal at the meeting, and is in effect a negative vote, but a shareholder (including a broker) who does not give authority to a proxy holder to vote, or withholds authority to vote, on a certain proposal shall not be considered present and entitled to vote on such proposal.

     The proxy may be revoked at any time prior to its exercise by providing written notice of revocation or another proxy bearing a later date to the Secretary of the Company at the address set forth above or at the Annual Meeting.

     The Company will pay expenses incurred in connection with the solicitation of proxies. Proxies are being solicited by mail. In addition, directors, officers and other employees of the Company may solicit proxies personally, by telephone, by electronic mail, or by facsimile without additional compensation to them. The Company has requested brokerage houses, nominees, custodians, and fiduciaries to forward solicitation material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses.

     Shareholders of record as of the close of business on March 27, 2000 are the only persons entitled to vote at the Annual Meeting. As of that date, there were issued and outstanding 23,979,889 shares of Common Stock, the only authorized and issued voting security of the Company. Each shareholder is entitled to one vote for each share held.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     The by-laws of the Company provide that the number of directors that constitute the Board shall be fixed from time to time by the shareholders of the Company and that directors shall be elected at the annual meeting and shall hold office until the next annual meeting of shareholders and until their successors are elected and qualified. The Board recommends that the number of directors constituting the Board be set at five and nominates the five persons named below for election as directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF ALL NOMINEES.

     The accompanying proxy will be voted in favor of the election of the following nominees as directors, each of whom is currently a director, unless the shareholder giving the proxy indicates to the contrary on the proxy. All nominees have agreed to stand for election at the Annual Meeting. If any nominee is not available as a candidate for director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board to fill such vacancy, unless the shareholder giving the proxy indicates to the contrary on the proxy.

     The affirmative vote of the holders of a majority of the voting power of the outstanding shares of Common Stock of the Company entitled to vote on the election of directors and present, in person or by proxy, at the Annual Meeting is required to elect each of the five nominees named below.

NOMINEES TO THE BOARD

     THOMAS G. HUDSON, 53 years of age, has served as President and Chief Executive Officer since June 1996, as a director since August 1996 and as Chairman of the Board of Directors since May 1999. From 1993 to June 1996, Mr. Hudson served as Senior Vice President of McGraw Hill Companies, a leading information services provider, serving as General Manager of its F.W. Dodge Division, and as Senior Vice President, Corporate Development. From 1968 to 1993, Mr. Hudson served in a number of management positions at IBM Corporation, most recently as Vice President Services Sector Division. Mr. Hudson's IBM career included varied product development, marketing and strategic responsibilities for IBM's financial services customers and extensive international and large systems experience. He is a graduate of the University of Notre Dame and New York University. Mr. Hudson attended the Harvard Advanced Management Program in 1990.

     PATRICK W. GROSS, 55 years of age, has been a director since July 1997. Mr. Gross founded American Management Systems, Inc. ("AMS") in 1970 where he serves as Chairman of the Executive Committee and Principal Executive Officer. AMS is a management consulting and systems integration firm applying information technology to business and management in both the public and private sectors. Between July 1968 and May 1970, Mr. Gross served on the staff of the U.S. Secretary of Defense in the Office of Systems Analysis. Mr. Gross is Chairman of Baker & Taylor Holdings, Inc., a private company, and serves as a director of American Management Systems, Inc., Capital One Financial Corporation, Capital One FSB, and Landmark Systems Corporation. Mr. Gross is a graduate of Rensselaer Polytechnic Institute, University of Michigan and Stanford University.

     ERWIN A. KELEN, 64 years of age, has been a director since June 1988. Mr. Kelen is President of Kelen Ventures and a partner of Camir Investments, both private investment entities. He is a private investor active in venture capital investments, investment management and helping small companies grow. From 1984 to 1990, Mr. Kelen was President and Chief Executive Officer of DataMyte Corporation, a wholly owned subsidiary of Allen Bradley Co. Mr. Kelen is also a director of Printronix, Inc., Insignia Systems, Inc., and CyberOptics Corporation. Mr. Kelen is a graduate of the Technical University of Budapest and the University of Minnesota Graduate School.

     LAWRENCE PERLMAN, 61 years of age, has been a director since June 1988. From January 1990 to December 1999, Mr. Perlman served as Chief Executive Officer of Ceridian Corporation, retiring as of December 31, 1999. Mr. Perlman served as Chairman of Ceridian from November 1992 to April 2000, retiring in April 2000. Ceridian Corporation is a leading information services and defense electronics company that serves the human resources, electronic media, transportation, gaming and government markets. Mr. Perlman also serves as a director of Ceridian Corporation, Carlson Companies, Inc., Valspar Corporation and Amdocs Ltd. and as Chairman and a director of Seagate Technology, Inc. Mr. Perlman is a graduate of Carleton College and Harvard Law School.

     JOHN A. ROLLWAGEN, 59 years of age, has been a director since June 1993 and served as Chairman of the Board from December 1995 to May 1999. Mr. Rollwagen is a private investor and venture partner with St. Paul Venture Capital, a venture capital firm. From January 1993 to May 1993, Mr. Rollwagen served as U.S. Department of Commerce Deputy Secretary-Designate. Beginning in 1975, Mr. Rollwagen served in executive capacities with Cray Research, Inc. ("Cray"). Mr. Rollwagen served as Chairman and Chief Executive Officer of Cray from 1981 to January 1993. Mr. Rollwagen serves as a director of several private companies. Mr. Rollwagen is a graduate of The Massachusetts Institute of Technology and Harvard Graduate School of Business Administration.

MEETINGS AND COMMITTEES OF THE BOARD

     The Board held five meetings during 1999 and otherwise conducted business by written resolutions signed by all directors. Each director attended at least 80% of the total number of meetings of the Board plus 75% of the total number of meetings of all committees on which he served.

     The Audit Committee recommends to the Board the selection of independent auditors, reviews the activities and reports of the independent auditors, and reviews the internal accounting controls of the Company. The Audit Committee is comprised of Messrs. Gross, Kelen, Perlman, and Rollwagen. The Audit Committee held two meetings in 1999.

     The Compensation Committee is comprised of Messrs. Gross, Kelen, Perlman, and Rollwagen. The primary purpose of this Committee is set forth in the "Report on Executive Compensation" contained in this Proxy Statement. The Compensation Committee held four meetings in 1999 and otherwise conducted business by written resolutions signed by the Committee members.

     The Board does not have a standing nominating committee.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company receive a retainer of $5,000 per quarter, plus reimbursement of out-of-pocket expenses incurred on behalf of the Company. Accordingly, the non-employee directors were each paid a retainer of $20,000 for 1999. During 1999, each of the Company's non-employee directors also received an option to purchase 20,000 shares of the Company's Common Stock under the Company's 1992 Stock Award Plan.

                               SECURITY OWNERSHIP
                  OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of March 1, 2000, certain information with respect to all shareholders known to the Company to have been beneficial owners of more than 5% of its Common Stock, for each director and each executive officer named in the Compensation Table on page 14, and all directors and executive officers of the Company as a group. Unless otherwise indicated, each person named in the table has sole voting and investment power as to the Common Stock shown.

                                                              AMOUNT AND NATURE
                                                                OF BENEFICIAL        PERCENT OF COMMON
          NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNERSHIP          STOCK OUTSTANDING
          ------------------------------------                -----------------      -----------------
Kopp Investment Advisors(1)                                       4,573,010                 19.14%
  7701 France Avenue South, Suite 500
  Edina, Minnesota 55435
Massachusetts Financial Services Company(2)                       2,821,298                 11.81%
  500 Boylston Street
  Boston, Massachusetts 02116
Thomas G. Hudson(3)                                                 546,546                  2.24%
Erwin A. Kelen(4)                                                   517,910                  2.15%
John A. Rollwagen(4)                                                243,333                  1.01%
Lawrence Perlman(4)                                                 191,666                      *
Patrick A. Gross(4)                                                  85,009                      *
Nick V. Ganio(5)                                                     63,061                      *
Martin G. Hahn(6)                                                        --                      *
Peter Dixon(7)                                                       35,061                      *
William C. Collette(8)                                               35,225                      *
Gregory T. Barnum(9)                                                 14,750                      *
All executive officers and directors as a Group (13               1,834,898                  7.23%
  persons)(10)(11)

  * Represents beneficial ownership of less than one percent of the outstanding Common Stock.
-------------------------
 (1) According to a Schedule 13G filed with the SEC on March 8, 2000 by (i) Kopp Investment Advisors, Inc, a Minnesota corporation ("KIA") and a registered investment advisor, (ii) Kopp Holding Company, a Minnesota corporation and the parent corporation of KIA, ("KHC"), and (iii) LeRoy C. Kopp, the sole stockholder of KHC ("Kopp" and collectively with KIA and KHC, the "reporting persons"), KIA beneficially owns 4,313,010 shares of Common Stock and Kopp beneficially owns 4,573,010 shares of Common Stock (including the shares beneficially owned by KIA). KHC, as the parent corporation of KIA, reports indirect ownership of the Common Stock beneficially owned by KIA. KIA reports shared investment power with respect to all of the shares of Common Stock it beneficially owns (by virtue of limited powers of attorney and/or investment advisory agreements) and reports sole voting power with respect to 1,352,000 shares. Kopp reports sole voting and sole investment power with respect to 260,000 shares of Common Stock he beneficially owns. All of the reporting persons have the same business address. The ownership information above is as of February 29, 1999.

 (2) According to a Schedule 13G filed with the SEC on February 8, 2000 by Massachusetts Financial Services Company ("MFS"), a registered investment advisor, MFS is deemed to have beneficial ownership of 2,821,298 shares of the Company's Common Stock as of December 31, 1999. MFS reports sole voting power for 2,248,698 of the shares of Common Stock and sole dispositive power for 2,821,298 shares of Common Stock.

 (3) Includes 509,031 shares that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days. Also includes 1,054 shares held by Connecticut General Trust Company as trustee of the Company's 401(k) Plan.

 (4) Includes 225,000, 238,333, 191,666 and 85,009 shares that may be acquired upon the exercise of non-qualified stock options held by Messrs. Kelen, Rollwagen, Perlman, and Gross, respectively. These options are currently exercisable or are exercisable within 60 days.

 (5) Includes 62,500 shares that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days.

 (6) Mr. Hahn announced his intent to resign from the Company on October 26, 1999, to be effective November 12, 1999, and the Company subsequently accepted his resignation effective November 1, 1999.

 (7) Includes 29,895 shares that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days.

 (8) Includes 31,000 shares that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days.

 (9) Includes 10,000 shares that may be acquired upon exercise of incentive and non-qualified stock options that are currently exercisable or are exercisable within 60 days.

(10) Includes 1,054 shares held by Connecticut General Trust Company as trustee of the Company's 401(k) Plan for the benefit of Mr. Hudson.

(11) Includes 1,480,059 shares that may be acquired upon exercise of incentive and non-qualified stock. These options, including those discussed above, are currently exercisable, or become exercisable within 60 days. Includes only executive officers and directors as of March 1, 2000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than 10% of the Company's Common Stock, to file periodic reports of ownership and changes in ownership with the Securities and Exchange Commission. During 1999, based solely on its review of the copies of such reports received by it and of written representations from certain reporting persons regarding filings required to be made by such persons, the Company believes that all persons required under
Section 16(a) to file beneficial ownership reports with respect to the Company's Common Stock complied with such filing requirements.

                        REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

     The Compensation Committee (the Committee) is comprised entirely of independent, outside directors and is responsible for recommending to the Board the Company's executive compensation philosophy, for determining all aspects of the Chief Executive Officer's compensation, and for review and approval of recommendations for compensation paid to other executives. The Committee is also responsible for administering the Company's stock-based compensation plans. During 1999, the Committee was comprised of Messrs. Gross, Kelen, Perlman, and Rollwagen.

     The primary objectives of executive compensation are to provide compensation that will attract, retain, reward and motivate a highly effective Executive Team who will lead the Company in achieving its business goals in a highly competitive and rapidly changing industry; to ensure that compensation opportunities for executives are competitively positioned and yet reasonable in light of the Company's objectives; and to emphasize and reinforce the link of pay for individual and Company performance.

     The Committee believes that the Company's executive compensation program provides an overall level of compensation opportunity that is competitive with comparably sized companies within the computer industry.

COMPONENTS OF EXECUTIVE COMPENSATION

     The Company's total compensation for executives consists of annual cash compensation in the form of base salaries and bonuses, and long-term incentives in the form of participation in the Company's Executive Deferred Compensation Plan and options to acquire Common Stock. In addition, executives are provided with the same level and types of benefits that are generally available to other employees. The Company's executive compensation strategy is designed to base a significant portion of an executive's overall compensation on the financial performance of the Company. The following sections describe each component of executive compensation.

ANNUAL CASH COMPENSATION

     Base salary and bonuses are established for the Company's executives each year based on the executive's job responsibilities, level of experience, overall performance and contributions, future potential, as well as information obtained with respect to competitive pay practices. Comparative compensation data was derived from an analysis of external compensation surveys encompassing companies of similar size and industry, and from outside consultants. Bonuses may be based on a combination of the Success Sharing Leadership Bonus Plan ("the Success Sharing Plan"), individual performance bonuses or sales commissions. For 1999, base salaries and bonuses for the Company's executives, other than its Chief Executive Officer, were recommended to the Committee by the Company's Chief Executive Officer, after consideration was given to the factors noted above and consultation with the Company's Vice President of Human Resources.

     The Success Sharing Plan is an incentive program which provides executives and other key contributors with the opportunity to earn a cash bonus if the Company achieves certain levels of revenue growth and pre-tax profitability, with the level of bonus payment specifically tied to achievement of these key performance measures.

     At the beginning of each year, the Committee approves a success sharing bonus participation rate for each executive and a grid for use in determining the Company's success sharing bonus factor. The horizontal and vertical axes of the grid are based on defined levels of revenue growth over the previous year and pre-tax profit as a percentage of revenue (after deducting the cost of success sharing bonuses and excluding special charges). The success sharing factor is based on the grid and the Company's actual level of revenue growth and pre-tax profitability. The success sharing bonus participation rate for each executive is based on the executive's expected level of contribution to the Company's overall financial performance. The success sharing bonus for an executive is determined by multiplying their eligible base compensation by the Company's success sharing bonus factor and their individual success sharing bonus participation rate.

     For 1999, the Company's success sharing bonus factor was six percent and the individual success sharing bonus participation rates for the Company's executives ranged from 20 percent to 60 percent. An executive having eligible compensation of $125,000 and a success sharing bonus participation rate of 20 percent would have earned a 1999 success sharing bonus of $1,500.

     In addition, certain executives earned commissions and other bonuses in 1999 by achieving various predetermined goals and objectives. For example, the Company's Group Vice President of Worldwide Sales, Marketing and Services earned commissions and bonuses in 1999 by achieving various revenue objectives.

LONG TERM INCENTIVES

     Stock options are a key tool to recruit, retain, and motivate executive officers and other key employees. The Committee determines the timing and number of stock option grants for the Company's executives, including its Chief Executive Officer, based on the anticipated contribution of the executive to the Company's overall financial performance and their level of responsibility within the Company. In determining the number of options to be granted, the Committee also takes into consideration the number of options then held by the executive. All stock options granted have an exercise price equal to fair market value on the date of grant, generally vest over a four year period and expire ten years from the date of grant.

     In 1999, options to purchase Common Stock were granted to selected members of the executive team at an exercise price of $21.875 per share that vest and become exercisable after six years from the date of grant. The vesting of these shares will accelerate, after one year, with respect to 50% of the options in the event the average closing sales price of the Company's Common Stock exceeds 150% of the exercise price for sixty consecutive trading days. Vesting with respect to 100% of the options will accelerate if the average closing sales price of the Company's Common Stock exceeds 200% of the exercise price for a period of sixty consecutive trading days.

     The Company's Executive Deferred Compensation Plan provides eligible executives with the opportunity to defer compensation and receive a matching contribution equal to 20% of deferrals, up to an annual maximum of $10,000 per year. The matching contribution is fully vested after four years of service.

COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     The 1999 compensation plan for the Company's President and Chief Executive Officer, Thomas G. Hudson, included annual base salary of $330,000 and participation in the Success Sharing Plan at a rate of 60 percent. Mr. Hudson received one stock option grant in 1999 for the purchase of 300,000 shares of Common Stock at an exercise price of $21.875 per share. The option grants made to Mr. Hudson were based upon his performance and leadership with the Company. The grants placed a significant portion of his total compensation at risk, since the options' value depends on the appreciation of the Company's Common Stock over the option term.

INTERNAL REVENUE CODE SECTION 162(M)

     Internal Revenue Code (the "Code") Section 162(m) limits the deductibility of compensation over $1 million paid by a company to an executive officer in certain circumstances. Because the maximum number of shares that may be awarded to any employee or other participant under the Stock Award Plan in any calendar year is limited to 750,000 shares, the Committee believes that compensation with respect to any stock options granted to executive officers will qualify as performance-based compensation not subject to the $1 million limit under Section 162(m). The Committee does not otherwise currently have a policy with respect to Section 162(m) because the Committee believes that it is unlikely that such limit will apply to compensation paid by the Company to any of the Company's executive officers for at least the current year.

                                          PATRICK A. GROSS
                                          ERWIN A. KELEN
                                          LAWRENCE PERLMAN
                                          JOHN ROLLWAGEN
                                          Members of the Compensation Committee

                           SUMMARY COMPENSATION TABLE

     The following table shows, for the Company's Chief Executive Officer, each of the four other most highly compensated executive officers of the Company at the end of fiscal 1999, and one additional executive officer who served in that capacity during a portion of 1999 (collectively, the "Named Officers"), information concerning compensation earned for services in all capacities during the fiscal year ended December 31, 1999, as well as compensation earned by each such person for the three previous fiscal years (if the person was the Chief Executive Officer or another executive officer during any part of such fiscal year):

                                                                                      LONG TERM
                                                   ANNUAL COMPENSATION               COMPENSATION
                                        -----------------------------------------       SHARES
                                                                   OTHER ANNUAL       UNDERLYING      ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR   SALARY ($)   BONUS ($)   COMPENSATION ($)     OPTIONS(#)    COMPENSATION $
  ---------------------------    ----   ----------   ---------   ----------------    ------------   --------------
Thomas G. Hudson(1)              1999    $330,000    $ 11,880        $25,689            300,000        $ 11,000
Chairman of the Board,           1998    $300,000    $290,200        $37,996             75,000        $ 11,000
  President and Chief            1997    $285,000    $150,000        $ 3,863            200,000        $135,411
  Executive Officer

Nick V. Ganio(2)                 1999    $192,500    $239,335        $10,209             30,000        $ 11,000
Group Vice President of          1998    $138,541    $196,260        $ 3,527            250,000        $ 60,000
  Worldwide Sales, Marketing
  and Services

Martin G. Hahn(3)                1999    $193,269          --        $16,013                 --        $ 10,000
Vice President and General       1998    $165,000    $113,838        $11,474             17,000        $ 11,000
  Manager -- Enterprise          1997    $ 35,380          --        $   203            100,000        $  2,000
  Integration Solutions
  Division

Peter Dixon(4)                   1999    $150,000    $ 48,281        $ 4,517                 --        $  5,339
Vice President of Worldwide      1998    $130,000    $ 97,833        $   735             50,000        $  2,233
  Business Development and       1997    $127,500    $ 47,976        $   124             14,500        $  1,600
  Product Marketing

William C. Collette(5)           1999    $165,000    $ 29,012        $ 4,998             45,000        $  2,313
Chief Technology Officer and     1998    $150,000    $109,626        $ 1,680             15,000        $  3,058
  Vice President of Advanced     1997    $137,885    $ 52,020        $   313             40,000        $  2,395
  Technology

Gregory T. Barnum(6)             1999    $190,000    $  4,560        $ 3,064             90,000        $  1,960
Chief Financial Officer,         1998    $178,000    $ 85,734        $ 1,976             30,000        $  2,800
  Vice President of Finance      1997    $ 80,067          --        $   103             85,000        $    400
  and Corporate Secretary

(1) Mr. Hudson's "Bonus" in 1999 consists of an $11,880 success sharing bonus. "Other Annual Compensation" in 1999 consists of earnings credits under the Company's Executive Deferred Compensation Plan. "All Other Compensation" in 1999, 1998 and 1997 includes a $1,000 401(k) match and a $10,000 Executive Deferred Compensation match. In addition, "All Other Compensation" in 1997 includes $124,411 for reimbursements of relocation expenses.

(2) Mr. Ganio's "Bonus" in 1999 consists of a $3,465 success sharing bonus and $235,870 of sales commissions and performance bonuses. "Other Annual Compensation" in 1999 consists of earnings credits under the Company's Executive Deferred Compensation Plan. "All Other Compensation" in 1999 consists of a $1,000 401(k) match and a $10,000 Executive Deferred Compensation match, and in 1998 consists of a sign-on bonus of $50,000 and a $10,000 Executive Deferred Compensation match.

(3) Mr. Hahn announced his intent to resign from the Company on October 26, 1999 to be effective November 12, 1999, and the Company subsequently accepted his resignation effective November 1, 1999. "Other Annual Compensation" in 1999 consists of earnings credits under the Company's Executive Deferred Compensation Plan. "All Other Compensation" in 1999 consists of a $10,000 Executive

    Deferred Compensation match. At the time Mr. Hahn's resignation was accepted he was 50% vested in the deferred compensation plan, and, as a result, only one-half of amounts shown in the "All Other Compensation" column were paid to Mr. Hahn.

(4) Mr. Dixon's "Bonus" in 1999 consists of a $2,700 success sharing bonus and $45,581 of performance bonuses. Mr. Dixon's "Bonus" in 1998 consists of a $28,031 success sharing bonus, $23,000 of MBO performance bonuses and $46,802 of commissions. "Other Annual Compensation" consists of earnings credits under the Company's Executive Deferred Compensation Plan. "All Other Compensation" consists of a $1,000 401(k) match paid by the Company in both 1999 and 1998 and an Executive Deferred Compensation match in 1999 and 1998 of $4,339 and $1,233, respectively.

(5) Mr. Collette's "Bonus" in 1999 consists of a $3,465 success sharing bonus and $25,547 of performance bonuses. Mr. Collette's "Bonus" in 1998 consists of a $38,813 success sharing bonus, $35,000 of MBO performance bonuses and $35,813 of product revenue bonuses. "Other Annual Compensation" consists of earnings credits under the Company's Executive Deferred Compensation Plan. "All Other Compensation" consists of a $1,000 401(k) match paid by the Company in both 1999 and 1998 and an Executive Deferred Compensation match in 1999 and 1998 of $1,313 and $2,058, respectively.

(6) Mr. Barnum's "Bonus" in 1999 consists of a $4,560 success sharing bonus. "Other Annual Compensation" in 1999 consists of earnings credits under the Company's Executive Deferred Compensation Plan. "All Other Compensation" in 1999 consists of a $1,000 401(k) match and a $960 Executive Deferred Compensation match.

                                 OPTION TABLES

     The following tables summarize stock option grants and exercises during 1999 to or by the Named Officers and certain other information relative to such options.

                       OPTION GRANTS IN FISCAL YEAR 1999

                                             INDIVIDUAL GRANTS
                           -----------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                           NUMBER OF     PERCENT OF                                   ASSUMED ANNUAL RATES OF
                             SHARES     TOTAL OPTIONS                               STOCK PRICE APPRECIATION FOR
                           UNDERLYING    GRANTED TO                                        OPTION TERM(4)
                            OPTIONS     EMPLOYEES IN    EXERCISE     EXPIRATION    ------------------------------
          NAME              GRANTED      FISCAL YEAR    PRICE(3)        DATE            5%              10%
          ----             ----------   -------------   --------     ----------         --              ---
Thomas G. Hudson(1)         300,000        17.67%        $21.875    May 12, 2009    $4,134,375      $10,434,375
Nick V. Ganio (1)            30,000         1.77%        $21.875    May 12, 2009    $  413,438      $ 1,043,438
Martin G. Hahn(2)           110,000         6.48%        $21.875    May 12, 2009    $1,515,938      $ 3,825,938
Peter Dixon                   --           --              --            --            --               --
William C. Collette(1)       45,000         2.65%        $21.875    May 12, 2009    $  620,156      $ 1,565,156
Gregory T. Barnum(1)         90,000         5.30%        $21.875    May 12, 2009    $1,240,313      $ 3,130,313

(1) These options become exercisable after six years from the date of grant. The vesting of these shares will accelerate, after one year, with respect to 50% of the options, in the event the average closing sales price of the Company's Common Stock exceeds 150% of the exercise price for a period of sixty consecutive trading days. Vesting with respect to 100% of the options will accelerate if the average closing sales price of the Company's Common Stock exceeds 200% of the exercise price for a period of sixty consecutive trading days.

(2) These options became exercisable after six years from the date of grant and provided for accelerated vesting in the event specific performance goals were achieved. Mr. Hahn announced his intent to resign from the Company on October 26, 1999, to be effective November 12, 1999, and the Company subsequently accepted his resignation effective November 1, 1999. These options were cancelled on November 1, 1999, upon the effectiveness of Mr. Hahn's resignation.

(3) Fair market value per share on the date of grant as determined in accordance with the Stock Award Plan.

(4) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

         AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

                                                            NUMBER OF SHARES            VALUE OF UNEXERCISED
                            SHARES                       UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                          ACQUIRED ON      VALUE      OPTIONS AT FISCAL YEAR-END(#)     AT FISCAL YEAR-END(2)
          NAME            EXERCISE(#)   REALIZED(1)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
          ----            -----------   -----------   -----------------------------   -------------------------
Thomas G. Hudson            115,954     $1,608,873          452,782 / 506,264           $8,140,116 / $3,780,977
Nick V. Ganio                62,500     $  878,594               -- / 217,500                   -- / $3,453,859
Martin G. Hahn               25,000     $  373,450              -- /       --                   -- /         --
Peter Dixon                  71,105     $  444,788           23,645 /  52,250           $  424,071 / $  923,168
William C. Collette          92,250     $  776,685           22,250 /  82,500           $  348,566 / $  667,626
Gregory T. Barnum            40,000     $  547,589           10,000 / 155,000           $  147,661 / $1,195,860

(1) The dollar value realized is equal to the difference between the closing market value on the date the shares were exercised and the exercise price.

(2) The dollar value of unexercised in-the-money options at fiscal year end is equal to the difference between the market value of the shares underlying the options and the exercise price.

                             EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Thomas G. Hudson to serve as its President and Chief Executive Officer. Effective January 1, 1999 the Committee approved an increase in Mr. Hudson's annualized base salary to $330,000 and a success sharing bonus at a 60 percent participation rate. The agreement provided for a long-term incentive in the form of a non-qualified stock option to purchase 500,000 shares of the Company's Common Stock. In the event of a "Change of Control," the number of unvested Options equal to the number of then vested options shall become immediately vested and exercisable, provided in no event shall less than an aggregate of 250,000 options be vested and exercisable upon a Change of Control. If Mr. Hudson's employment ends by reason of termination without cause, then the Company shall continue to pay Mr. Hudson's base salary and reimburse him for expenses incurred to retain ongoing COBRA benefits, at the rate then in effect, for a period of one year following the date of termination, provided that if termination occurs upon or within six months after a Change of Control, he shall receive a lump sum payment equal to one year's base salary.

     The Company has entered into an employment arrangement with Nick V. Ganio, Group Vice President of Worldwide Sales, Marketing and Services which, upon termination of employment other than for cause, provides for severance equal to his base salary for a period of six months, with the opportunity for an additional six months of severance in the event he has not found employment.

                      COMPARATIVE STOCK PRICE PERFORMANCE

     The graph below compares the cumulative total shareholder return on the Common Stock of the Company ("CNT Common Stock") for the last five fiscal years with the cumulative total return of The Nasdaq Stock Market (U.S. Companies) Index ("Nasdaq Total Return Index") and the Computer Manufacturers Nasdaq Industry Category Index ("Nasdaq Computer Manufacturers Index") for the same periods as compiled by the Center for Research in Security Prices of the University of Chicago Graduate School of Business (assuming the investment of $100 in CNT Common Stock, The Nasdaq Total Return Index, and The Nasdaq Computer Manufacturers Index on December 31, 1994, and reinvestment of all dividends). The Nasdaq Computer Manufacturers Index is comprised of all companies listed on The Nasdaq Stock Market with SIC Code No. 357. The Company will promptly make available a list of the companies comprising the Nasdaq Computer Manufacturers Index on the request of a shareholder in writing to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.
[PERFORMANCE GRAPH]

                                                                               NASDAQ STOCK MARKET           NASDAQ COMPUTER
                                                    CNT COMMON STOCK            (U.S. COMPANIES)           MANUFACTURERS INDEX
                                                    ----------------           -------------------         -------------------
1994                                                      100.0                       100.0                       100.0
1995                                                       66.1                       141.3                       157.4
1996                                                       73.4                       173.9                       211.1
1997                                                       51.4                       213.1                       255.3
1998                                                      183.5                       300.2                       553.3
1999                                                      336.7                       545.7                      1167.0

                                        -----------------------------------------------------------------------------
                                          12/31/94     12/31/95     12/31/96     12/31/97     12/31/98     12/31/99
---------------------------------------------------------------------------------------------------------------------
 CNT Common Stock                          100.0         66.1         73.4         51.4        183.5         336.7
---------------------------------------------------------------------------------------------------------------------
 Nasdaq Total Return Index                 100.0        141.3        173.9        213.1        300.2         545.7
---------------------------------------------------------------------------------------------------------------------
 Nasdaq Computer Manufacturers Index       100.0        157.4        211.1        255.3        553.3       1,167.0
---------------------------------------------------------------------------------------------------------------------

                    PROPOSAL TO APPROVE THE ADOPTION OF THE
                              REALLEGACY.COM, INC.
                   2000 DIRECTOR AND OFFICER STOCK AWARD PLAN
                             (ITEM 2 ON PROXY CARD)

BACKGROUND

     RealLegacy.com, Inc. ("RealLegacy") is a wholly-owned subsidiary of the Company that holds some, but not all, of the assets of the Company's Enterprise Integration Solutions Division. There is currently no public market for RealLegacy common stock; however, the Company has announced its intention to investigate the divestiture of its Enterprise Integration Solutions Division. Although the terms relating to any such divestiture have not been finalized, and the Company is under no obligation to complete the proposed divestiture, the Company's Board believes that providing stock based compensation in RealLegacy will be an important element in attracting, retaining and motivating the key employees, consultants, advisors, officers and directors of RealLegacy and the Company who may be crucial to the successful implementation and completion of any such divestiture, as well as the operations of RealLegacy following any such divestiture, if completed. Accordingly, the Board has approved stock award plans providing for the grant of stock options and other equity based benefits to such individuals.

APPROVAL OF REALLEGACY STOCK AWARD PLANS

     The RealLegacy.com, Inc. 2000 Director and Officer Stock Award Plan (the "D & O Plan") was adopted by the boards of directors of the Company and RealLegacy, and approved by the Company as its sole shareholder, as of February 1, 2000. Subject to approval by the Company's shareholders, 1,500,000 shares of common stock of RealLegacy have been reserved for issuance under the D & O Plan, which provides for the grant of stock-based awards to officers and directors of RealLegacy and the Company pursuant to the terms and conditions described below. As of the date of this Proxy Statement, no options have been granted under the D & O Plan. The Company's shareholders are being asked to approve the adoption of the D & O Plan at the Annual Meeting. The Company is seeking shareholder approval of the D & O Plan in order to ensure compliance with the requirements of Sections 162(m) of the Code and the requirements of the Nasdaq National Market System.

     The RealLegacy.com, Inc. 2000 Employee Stock Award Plan (the "Employee Plan") was also approved by the boards of directors of the Company and RealLegacy, and by the Company as its sole shareholder as of February 1, 2000, and 3,500,000 shares of common stock of RealLegacy were reserved for issuance thereunder. As of March 31, 2000, no options have been granted under the Employee Plan.

SUMMARY OF PLAN

     The following summary is qualified in its entirety by reference to the full text of the D & O Plan attached to this Proxy Statement as Appendix A.

     PURPOSE. The purpose of the D & O Plan is to motivate officers and directors of RealLegacy and the Company to produce a superior return to the shareholders of RealLegacy by offering such personnel an opportunity to realize stock appreciation, by facilitating stock ownership, and by rewarding them for achieving a high level of corporate performance. The D & O Plan is also intended to facilitate recruiting and retaining key personnel of outstanding ability by providing an attractive capital accumulation opportunity.

     ADMINISTRATION. The D & O Plan will initially be administered by a committee (the "Committee") designated by the board of directors of RealLegacy composed of two or more directors of RealLegacy (or the Company, for so long as RealLegacy remains a subsidiary of the Company) who are "non-employee directors," as that term is defined in Rule 16b-3(b) promulgated under the Securities Exchange Act of 1934, as amended and "outside directors," as that term is defined in the Code. At this time, Thomas G. Hudson is the only member of the board of directors of RealLegacy. The Committee has the exclusive power to adopt and revise rules relating to the D & O Plan and to determine the timing of grants, identity of recipients, the form and amount of each award and other terms and conditions of awards. Awards to outside directors of

CNT will initially be subject to the approval of a majority of the board of directors of each of CNT and RealLegacy.

     ELIGIBILITY. Participation in the D & O Plan is limited to officers and directors of RealLegacy and the Company.

     NUMBER OF SHARES. The number of shares of RealLegacy's common stock available for issuance under the D & O Plan is 1,500,000 (subject to adjustment for stock splits, stock dividends, and similar changes in capitalization, and acquisitions). Any shares subject to awards that are not used because the terms and conditions of grant are not met may be reallocated as though they had not previously been awarded.

     TYPES OF AWARDS. The D & O Plan provides for the grant of incentive and non-qualified stock options, performance units, restricted and unrestricted stock, and other stock-based awards.

        Incentive and Non-qualified Stock Options. Both incentive stock options and non-qualified stock options may be granted to recipients at such exercise prices as the Committee may determine, but not less than 100% of their fair market value (as defined in the D & O Plan) as of the date the option is granted. Stock options may be granted and exercised at such times as the Committee may determine, except that federal tax laws place certain additional restrictions on incentive stock options, if granted. The purchase price for stock purchased upon the exercise of the options may be payable in cash, in stock having a fair market value on the date the option is exercised equal to the option price of the stock being purchased, or in a combination of cash and stock, as determined by the Committee. The Committee may permit participants to exercise options and simultaneously sell the stock purchased upon such exercise and use the sale proceeds to pay the purchase price and/or any required withholding taxes.

        Performance Units. Performance units entitle the recipient to payment in amounts determined by the Committee based upon the achievement of specified performance targets during a specified term. Payments with respect to performance units may be paid in cash, shares of RealLegacy common stock, or a combination of cash and common stock, as determined by the Committee.

        Restricted and Unrestricted Stock and Other Stock-Based Awards. The Committee is authorized to grant, either alone or in conjunction with other awards, restricted and unrestricted stock and other stock-based awards. The Committee shall determine the persons to whom such awards are made, the timing and amount of such awards, and all other terms and conditions, including restrictions on resale.

        Outside Director Awards. Outside directors of the Company and RealLegacy may, at the discretion of the Board and in accordance with the terms of the Stock Award Plan, be granted awards at various times including when an outside director is first elected or appointed to the board, when an outside director is re-elected to the board or at other times as may be appropriate.

     ASSIGNMENT. No award is assignable or transferable by a recipient. However, the Committee, in its discretion, may permit transfers of awards in the event of death or when the award (other than incentive stock options) is transferred to members of the recipient's immediate family or to one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners, if the recipient receives no consideration for the transfer.

     ACCELERATION OF AWARDS, LAPSE OF RESTRICTIONS, FORFEITURE. The Committee may provide for the lapse of restrictions on restricted stock or other awards, accelerated exercisability of options or acceleration of the term with respect to which the achievement of performance targets for performance units is determined in the event of a change in control of RealLegacy, other fundamental changes in the corporate structure of RealLegacy, the death or retirement of the recipient, or such other events as the Committee may determine. The Committee may provide that certain awards may be exercised in certain events after the termination of employment or death of the recipient.

     ADJUSTMENTS, MODIFICATION, TERMINATION. The D & O Plan provides the Committee with discretion to adjust the kind and number of shares available for awards or subject to outstanding awards, the option price of outstanding options, and performance targets for, and payments under, outstanding awards of performance units in the event of mergers, recapitalization, stock dividends, stock splits, or other relevant changes. The D & O Plan also gives the RealLegacy board of directors the right to terminate, suspend, or modify the D & O Plan, except that amendments to the D & O Plan are subject to shareholder approval if needed to comply with the incentive stock option provisions of federal tax law. Under the D & O Plan, the Committee may cancel outstanding options and performance units generally in exchange for cash payments to the recipients in the event of certain dissolutions, liquidations, mergers, statutory share exchanges, or other similar events involving RealLegacy.

     WITHHOLDING. The D & O Plan permits RealLegacy to withhold from cash awards, and to require a recipient receiving common stock under the D & O Plan to pay RealLegacy, in cash, an amount sufficient to cover any required withholding taxes. In lieu of cash, the Committee may permit a recipient of a stock award to cover withholding obligations through a reduction in the number of shares delivered to such recipient or the surrender to RealLegacy of shares previously received by the recipient.

     OPTION AGREEMENTS. The D & O Plan provides that all awards are subject to agreements containing the terms and conditions of the awards. These agreements are entered into by the recipients of the awards and RealLegacy when the awards are granted.

FEDERAL TAX CONSIDERATIONS

     TAX LIABILITY OF RECIPIENT. Generally, no taxable income to a recipient will be realized, and neither RealLegacy nor the Company will be entitled to any related deduction, at the time any award is granted under the D & O Plan. Realization of income upon exercise and transfer of shares to the recipient depends upon the type of award granted.

     Incentive Stock Options. No taxable income to a recipient will be realized at the time any incentive stock option is granted under the D & O Plan. If certain statutory employment and holding period conditions are satisfied before the recipient disposes of shares acquired pursuant to the exercise of such an option, then no taxable income will result upon the exercise of such option. Upon disposition of the shares after expiration of the statutory holding periods, any gain or loss realized by a recipient will be a capital gain or loss.

     Except in the event of death, if shares acquired by a recipient upon the exercise of an incentive stock option are disposed of by the recipient before the expiration of the statutory holding periods (a "disqualifying disposition"), the recipient will be considered to have realized compensation, taxed as ordinary income in the year of disposition, in an amount, not exceeding the gain realized on such disposition, equal to the difference between the exercise price and the fair market value of the shares on the date of exercise of the option. Generally, any gain realized on the disposition in excess of the amount treated as compensation or any loss realized on the disposition will constitute capital gain or loss, respectively. If the recipient pays the option price with shares that were originally acquired pursuant to the exercise of an incentive stock option and the statutory holding periods for such shares have not been met, the recipient will be treated as having made a disqualifying disposition of such shares, and the tax consequences of such disqualifying disposition will be as described above.

     The foregoing discussion applies only for regular tax purposes. For alternative minimum tax purposes, an incentive stock option will be treated as if it were a non-qualified stock option, the tax consequences of which are discussed below.

     Non-qualified Stock Options. No taxable income to a recipient will be realized at the time any non-qualified stock option is granted under the D & O Plan. At the time shares are transferred to the recipient pursuant to the exercise of a non-qualified stock option, the recipient will realize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the option price. Upon disposition of the shares, any additional gain or loss realized by the recipient will be treated as a capital gain or loss.

     Restricted and Unrestricted Stock. Unless the recipient files an election to be taxed under Section 83(b) of the Code, the recipient will not realize income upon the grant of restricted stock, and the recipient will realize ordinary income on the date the restrictions are removed or expire in the amount of the fair market value of the restricted stock on that date. If the recipient files an election to be taxed under Section 83(b) of the Code, the tax consequences to the recipient, RealLegacy and the Company will be determined as of the date of the grant of the restricted stock rather than as of the date of the removal or expiration of the restrictions. With respect to awards of unrestricted stock, the recipient will realize ordinary income upon the grant of the unrestricted stock in the amount of the fair market value of such unrestricted stock on the date of the grant. When the recipient disposes of restricted or unrestricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.

        Performance Units. Generally, the recipient will not realize income upon the grant of a performance unit award. The recipient will realize ordinary income in the year the performance unit award is paid in the amount of cash received plus the fair market value of the shares of common stock received on the delivery date. When the recipient disposes of shares received in payment of a performance unit award, the difference between the amount received upon such disposition and the fair market value of such shares on the date the recipient realizes ordinary income will be treated as a capital gain or loss.

     TAX DEDUCTIONS BY REALLEGACY (OR THE COMPANY). Generally, RealLegacy (and the Company, for so long as RealLegacy is a subsidiary of the Company and it prepares consolidated tax returns) will be entitled to a deduction with respect to any award granted under the D & O Plan to the extent that the recipient realizes ordinary income therefrom, other than incentive stock options, for which no deduction is allowed. The deduction will be determined at the time the recipient realizes ordinary income and will be equal to the amount of ordinary income realized by the recipient, as set forth above.

        Limits on Deductibility. The Internal Revenue Code of 1986, as amended (the "Code"), limits the allowable deduction for compensation paid to or accrued with respect to the Chief Executive Officer and each of the four other most highly compensated employees of a publicly held corporation to no more than $1 million per year. Certain types of compensation are exempted from this deduction limitation, including compensation subject to: (i) the attainment of an objective performance goal or goals; (ii) an outside director requirement; and
(iii) a shareholder approval requirement. The deduction with respect to any award meeting the requirements described above is not subject to the $1 million per employee per year deduction limitations.

        The stock options granted pursuant to the D & O Plan will be awarded at a price not less than the fair market value of RealLegacy common stock on the date of the grant. Thus, such options are treated as "performance-based" compensation under the first requirement of the Code set forth above. The RealLegacy board of directors plans to continue to review the composition of the Committee to ensure that it will consist entirely of "outside directors" (as such term is defined by the Code) in order to satisfy the second requirement of the Code set forth above.

        In order to satisfy the final requirement of the Code set forth above, the D & O Plan sets at 500,000 the maximum number of shares subject to options that can be awarded to any single participant during a specified period. The purpose of this 500,000 share limit is to afford the RealLegacy board and the Committee great flexibility in connection with the recruitment and retention of executives and other high level employees. In satisfying the requirements of the Code, the D & O Plan qualifies the stock options granted under it so as to preserve the corresponding tax deductions of RealLegacy (and the Company, when applicable) if and when such stock options are exercised.

BOARD RECOMMENDATION AND VOTING REQUIREMENTS

     THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE ADOPTION OF THE REALLEGACY.COM, INC. DIRECTOR AND OFFICER 2000 STOCK AWARD PLAN. Provided a quorum is present, the affirmative vote of holders of a majority of the voting power of the outstanding shares of common stock of the Company entitled to vote on this item and present, in person or by proxy, at the Annual Meeting is required for approval of the adoption of the D & O Plan. Proxies solicited by the Board will be voted for approval of this proposal, unless shareholders specify otherwise in their proxies.

                     PROPOSAL TO RATIFY THE APPOINTMENT OF
                              INDEPENDENT AUDITORS
                             (ITEM 3 ON PROXY CARD)

     KPMG LLP has audited the financial statements of the Company since 1984 and has no other relationship with or interest in the Company. The Board, based on the recommendation of the Audit Committee, has again appointed KPMG LLP to serve as the Company's independent auditors for the fiscal year ending January 31, 2001, subject to ratification by the shareholders. If the shareholders do not ratify the appointment of KPMG LLP, the Board will select another firm of independent auditors. Proxies solicited by the Board will be voted to ratify the appointment of KPMG LLP, unless shareholders specify otherwise in their proxies. Representatives of KPMG LLP will be present at the meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to questions.

                    SHAREHOLDER PROPOSALS AND OTHER MATTERS

     The Company must receive any shareholder proposals for the Company's 2001 annual meeting by December 5, 2000 in order to be included in the proxy statement for that meeting. The proposals also must comply with all applicable statutes and regulations.

     At the time this Proxy Statement was mailed, the Board was not aware of any matters to be presented for action at the Annual Meeting other than those discussed in this Proxy Statement. If other matters properly come before the meeting, the proxy holders have discretionary authority -- unless it is expressly revoked -- to vote all proxies in accordance with their discretion.

     The Company's Annual Report to shareholders for fiscal year 1999 is being mailed with this Proxy Statement to shareholders entitled to notice of the Annual Meeting. No part of the Company's annual report is incorporated herein and no part is to be considered proxy soliciting materials.

     THE CNT 1999 ANNUAL REPORT TO SHAREHOLDERS AND ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999, ACCOMPANIES THIS PROXY STATEMENT. IF A SHAREHOLDER REQUESTS COPIES OF ANY EXHIBITS TO THE FORM 10-K, THE COMPANY WILL REQUIRE THE PAYMENT OF A FEE COVERING ITS REASONABLE EXPENSES IN FURNISHING SUCH EXHIBITS. ANY SUCH REQUESTS SHOULD BE ADDRESSED TO INVESTOR RELATIONS, CNT, 6000 NATHAN LANE NORTH, MINNEAPOLIS, MINNESOTA 55442.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ GREGORY T. BARNUM
                                          Gregory T. Barnum
                                          Vice President of Finance, Chief
                                          Financial Officer
                                          and Corporate Secretary

Minneapolis, Minnesota
April 13, 2000

                                   APPENDIX A

                              REALLEGACY.COM, INC.

                   2000 DIRECTOR AND OFFICER STOCK AWARD PLAN

     1. Purpose. The purpose of this 2000 Director and Officer Stock Award Plan (the "Plan") is to motivate directors and officers, including Non-employee Directors, to produce a superior return to the shareholders of RealLegacy.com, Inc. by offering such personnel an opportunity to realize Stock appreciation, by facilitating Stock ownership, and by rewarding them for achieving a high level of corporate performance. This Plan is also intended to facilitate recruiting and retaining key personnel of outstanding ability by providing an attractive capital accumulation opportunity.

     2.  Definitions.

     2.1 The terms defined in this section are used (and capitalized) elsewhere in this Plan.

     (a) "Affiliate" means any corporation that is a "parent corporation" or "subsidiary corporation" of the Company, as those terms are defined in Section 424(e) and (f) of the Code, or any successor provision.

     (b) "Agreement" means a written contract entered into between the Company or an Affiliate and a Participant containing the terms and conditions of an Award in such form (not inconsistent with this Plan) as the Committee approves from time to time, together with all amendments thereto, which amendments may be unilaterally made by the Company (with the approval of the Committee) unless such amendments are deemed by the Committee to be materially adverse to the Participant and are not required as a matter of law.

     (c) "Award" means a grant made under this Plan in the form of Options, Restricted Stock, Stock, Performance Units or any other Stock-based Award.

     (d) "Board" means the Board of Directors of the Company.

     (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     (f) "Committee" means two or more Nonemployee Directors designated by the Board to administer this Plan under Section 3 hereof. Individuals serving as members of the Committee must also qualify as "outside directors" as defined in Treasury Regs. sec. 1.162-27(e)(3)(i).

     (g) "Company" means RealLegacy.com, Inc., a Minnesota corporation, or any successor to substantially all of its businesses.

     (h) "Nonemployee Director" means a member of the Board who is considered a nonemployee director within the meaning of Exchange Act Rule l6b-3 or any successor definition, or, during such time as the Company is a subsidiary of Computer Network Technology Corporation (or any successor thereof), a member of the Board of Directors of Computer Technology Corporation who is considered a nonemployee director within the meaning of Exchange Act Rule 16b-3 or any successor definition.

     (i) "Effective Date" means the date specified in Section 9.1 hereof.

     (j) "Employee" means any director or executive officer of the Company or an Affiliate. "Employee" shall also include other individuals and entities who are not "employees" of the Company or an Affiliate but who provide services to the Company or an Affiliate in the capacity of director. In addition, references herein to "employment" and similar terms shall include the providing of services in any such capacity.

     (k) "Event" means any of the following:

          (i) The acquisition by an individual, entity, or group (within the meaning of Section 13(d)(3) or l4(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of 40% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board (the

     "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute an Event:

             (1) any acquisition of voting securities of the Company directly from the Company,

             (2) any acquisition of voting securities of the Company by the Company or any of its wholly owned Subsidiaries,

             (3) any acquisition of voting securities of the Company by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or

             (4) any acquisition by any corporation with respect to which, immediately following such acquisition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such acquisition in substantially the same proportions as was their ownership, immediately prior to such acquisition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

          (ii) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-l l;

          (iii) Approval by the shareholders of the Company of a reorganization, merger, consolidation, or statutory exchange of Outstanding Company Voting Securities, unless immediately following such reorganization, merger, consolidation, or exchange, all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger, consolidation, owned, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger, consolidation, or exchange in substantially the same proportions as was their ownership, immediately prior to such reorganization, merger, consolidation, or exchange, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; or

          (iv) Approval by the shareholders of the Company of (A) a complete liquidation or dissolution of the Company or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation with respect to which, immediately following such sale or other disposition, more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as was their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be.

          (v) Notwithstanding the above, an Event shall not be deemed to occur with respect to an employee if the acquisition of the 40% or greater interest referred to in subsection (i) is by a group, acting in concert, that includes that recipient or if at least 40% of the then outstanding common stock or combined voting power of the then outstanding voting securities (or voting equity interests) of the surviving corporation or of any corporation (or other entity) acquiring all or substantially all of the assets of the Company shall be beneficially owned, directly or indirectly, immediately after a reorganization, merger, consolidation, statutory share exchange or disposition of assets referred to in subsections (iii) or (iv) by a group, acting in concert, that includes that Participant.

          (vi) Notwithstanding the above, an Event shall not be deemed to occur upon a spin-off.

     (l) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (m) "Fair Market Value" as of any date means, unless otherwise expressly provided in this Plan:

          (i) the closing sale price of a Share on the date immediately preceding that date or, if no sale of Shares shall have occurred on that date, on the next preceding day on which a sale occurred of Shares on the National Association of Securities Dealers, Inc. Automated Quotations National Market System ("NMS"), or

          (ii) if the Shares are not quoted on the NMS, what the Committee determines in good faith to be 100% of the fair market value of a Share on that date.

     Provided, however, if the NMS has closed for the day at the time the event occurs that triggers a determination of Fair Market Value, whether the grant of an Award, the exercise of an Option or otherwise, all references in this Section 2.1(m) to the "date immediately preceding that date" shall be deemed to be references to "that date." In the case of an Incentive Stock Option, if such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury, Fair Market Value shall be determined in accordance with said regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 13 hereof.

     (n) "Fundamental Change" means a dissolution or liquidation of the Company, a sale of substantially all of the assets of the Company, a merger or consolidation of the Company with or into any other corporation, regardless of whether the Company is the surviving corporation, or a statutory share exchange involving capital stock of the Company.

     (o) "Incentive Stock Option" means any Option designated as such and granted in accordance with the requirements of Code Section 422 or any successor to said section.

     (p) "Non-Qualified Stock Option" means an Option other than an Incentive Stock Option.

     (q) "Option" means a right to purchase Stock, including both Non-Qualified Stock Options and Incentive Stock Options.

     (r) "Outside Directors" means those directors of Company or an Affiliate who are not employees of the Company or any Affiliate.

     (s) "Performance Cycle" means the period of time as specified in an Agreement over which Performance Units are to be earned.

     (t) "Performance Units" means an Award made under Section 7.2 hereof.

     (u) "Plan" means this 2000 Director and Officer Stock Award Plan, as amended from time to time.

     (v) "Restricted Stock" means Stock granted under Plan Section 7.3 so long as such Stock remains subject to one or more restrictions.

     (w) "Retirement" of an Employee means termination of employment with the Company or an Affiliate on or after the date the Employee attains age 55.

     (x) "Share" means a share of Stock.

     (y) "Spin-off" means a spin-off of 80% or more of the common equity of the Company to shareholders of Computer Network Technology Corporation (or any successor thereof) in a transaction under Section 355 of the Code.

     (z) "Stock" means the common stock, $.01 par value per share (as such par value may be adjusted from time to time), of the Company.

     (aa) "Subsidiary" means a "subsidiary corporation," as that term is defined in Section 424(f) of the Code, or any successor provision.

     (bb) "Successor" means the legal representative of the estate of a deceased Participant or the person or persons who may, by bequest or inheritance, or under the terms of an Award or of forms submitted by the Participant to the Committee under Section 17 hereof, acquire the right to exercise an Option or receive cash or Shares issuable in satisfaction of an Award in the event of an employee's death.

     (cc) "Term" means the period during which an Option may be exercised or the period during which the restrictions or terms and conditions placed on Restricted Stock are in effect.

     (dd) "Transferee" means any member of the Participant's immediate family (i.e., his or her children, step-children, grandchildren and spouse) or one or more trusts for the benefit of such family members or partnerships in which such family members are the only partners.

     2.2 Number. Except when otherwise indicated by context, any term used in the singular shall also include the plural.

     3.  Administration.

     3.1 Authority of Committee.

     (a) General. Except as provided in Section 3.1(b), the Committee shall administer this Plan. The Committee shall have exclusive power to make Awards, to determine when and to whom Awards will be granted, the form of each Award, the amount of each Award, and any other terms or conditions of each Award. Each Award shall be subject to an Agreement authorized by the Committee. The Committee's interpretation of this Plan and of any Awards made under this Plan shall be final and binding on all persons. The Committee shall have the power to establish regulations to administer this Plan and to change such regulations.

     (b) Options to Outside Directors. Notwithstanding any contrary provisions of this Plan, the granting and terms, conditions, and eligibility requirements of Awards granted to Outside Directors shall be determined by the Board of Directors of the Company, and in addition while the Company is a Subsidiary of Computer Network Technology Corporation (or any successor thereto), the Board of Directors of Computer Network Technology Corporation (or any successor thereto).

     3.2 Indemnification. To the full extent permitted by law, (a) no member of the Board or of the Committee or any person to whom the Committee delegates authority under this Plan shall be liable for any action or determination taken or made in good faith with respect to this Plan or any Award made under this Plan and (b) the members of the Board and of the Committee shall be entitled to indemnification by the Company with regard to such actions and determinations.

     4. Shares Available Under this Plan. The number of Shares available for distribution under this Plan shall not exceed 1,500,000 (subject to adjustment as provided in this Section 4 and under Section 13 hereof). Any Shares subject to the terms and conditions of an Award under this Plan that are not used because the terms and conditions of the Award are not met may again be used for an Award under this Plan. In addition, if, in accordance with this Plan, an employee uses shares of Common Stock of the Company to (i) pay a purchase or exercise price, including an Option exercise price, or (ii) satisfy tax withholdings, only the number of shares issued net of the shares tendered in payment of such purchase or exercise price and tax withholdings shall be deemed to be issued for purposes of determining the maximum number of Shares available under the Plan. Further, the maximum number of Shares available for distribution under this Plan shall be increased to take into account any Awards granted under
Section 18 of this Plan.

     5. Eligibility. Awards may be granted under this Plan to employee officers of the Company and Affiliates and Outside Directors, and such Awards shall have the terms and conditions specified in Sections 6 and 7 hereof and elsewhere in this Plan. The granting of Awards to Employees (other than Outside Directors) is solely at the discretion of the Committee; the granting of Awards to Outside Directors is solely at the discretion of the boards referred to in Section 3.1(b). Recipients of Awards under the Plan shall be referred to herein as "Participants".

     6.  General Terms of Awards.

     6.1 Amount of Award. Each Agreement with an Employee shall set forth the number of Shares to which the Option subject to such Agreement applies or the number of Shares of Restricted Stock, Stock or Performance Units subject to such Agreement, as the case may be.

     6.2 Term. Each Agreement, other than those relating solely to Awards of Shares without restrictions, shall set forth the Term of the Option or Restricted Stock or the Performance Cycle for the Performance Units, as the case may be. An Agreement may permit an acceleration of the expiration of the applicable Term upon such terms and conditions as shall be set forth in the Agreement, which may, but need not, include without limitation acceleration resulting from the occurrence of an Event or in the event of the Employee's death or Retirement. Acceleration of the Performance Cycle of Performance Units shall be subject to Section 7.2(b) hereof.

     6.3 Agreements. Each Award under this Plan shall be evidenced by an Agreement setting forth the terms and conditions, as determined by the Committee, which shall apply to such Award, in addition to the terms and conditions specified in this Plan.

     6.4 Transferability. Except as provided in this Section 6.4, during the lifetime of an employee to whom an Award is granted, only that Participant (or that Participant's legal representative) may exercise an Option or receive payment with respect to Performance Units or any other Award. No Award of Restricted Stock (prior to the expiration of the restrictions), Options or Performance Units or other Award may be sold, assigned, transferred, exchanged or otherwise encumbered other than pursuant to a domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act ("ERISA") or the rules thereunder; any attempted transfer in violation of this
Section 6.4 shall be of no effect. Notwithstanding the immediately preceding sentence, the Committee, in an Agreement or otherwise at its discretion, may provide (i) that the Award subject to the Agreement shall be transferable to a Successor in the event of an employee's death, or (ii) that the Award (other than Incentive Stock Options) may be transferable to a Transferee if the Participant receives no consideration for the transfer. Any Award held by a Transferee shall continue to be subject to the same terms and conditions that were applicable to such Award immediately prior to its transfer. By way of example and not limitation, (i) an Option may be exercised by a Transferee as and to the extent that such Option has become exercisable and has not terminated in accordance with the provisions of the Plan and the applicable Agreement and
(ii) for purposes of any provision of this Plan relating to notice to an optionee or to vesting or termination of an Option upon the death, disability or termination of employment of an optionee, the references to "optionee" shall mean the original grantee of an option and not any Transferee. All transfers shall also comply with Section 2.2 hereof.

     7.  Terms and Conditions of Specific Awards.

     7.1 Stock Options.

     (a) Terms of All Options. Each Option shall be granted as either an Incentive Stock Option or a Non-Qualified Stock Option. Only Non-Qualified Stock Options may be granted to Outside Directors. The purchase price of each Share subject to an Option shall be determined by the Committee and set forth in the Agreement, but shall not be less than 100% of the Fair Market Value of a Share as of the date the Option is granted. The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, provided that to the extent permitted by law, the Agreement may permit some or all Participants simultaneously to exercise Options and sell the Shares thereby acquired pursuant to a brokerage or similar relationship and use the proceeds from such sale as payment of the purchase price of such Shares. The purchase price may be payable in cash, in Stock having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Stock being purchased pursuant to the Option, or a combination thereof as determined by the Committee and provided in the Agreement. Each Option shall be exercisable in whole or in part on the terms provided in the Agreement. In no event shall any Option be exercisable at any time after its expiration date. When an Option is no longer exercisable, it shall be deemed to have lapsed or terminated. The number of Shares for which any Employee may be granted Options in any one calendar year shall not exceed 500,000. The Committee may provide, in an Agreement or otherwise, that an employee who exercises an Option and pays the Option price in whole or in part with Shares then owned by the Participant will be entitled to receive another Option covering the same number of shares tendered and with a price of no less than Fair Market Value on the date of grant of such additional Option ("Reload Option").

     (b) Incentive Stock Options. In addition to the other terms and conditions applicable to all Options:

          (i) the maximum number of Plan shares that may be covered with respect to incentive stock options is 1,500,000.

          (ii) the aggregate Fair Market Value (determined as of the date the Option is granted) of the Shares with respect to which Incentive Stock Options held by an individual first become exercisable in any calendar year (under this Plan and all other incentive stock option plans of the Company and its Affiliates) shall not exceed $100,000 (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option;

          (iii) an Incentive Stock Option shall not be exercisable more than 10 years after the date of grant (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option; and

          (iv) the Agreement covering an Incentive Stock Option shall contain such other terms and provisions which the Committee determines necessary to qualify such Option as an Incentive Stock Option.

     7.2 Performance Units.

     (a) Initial Award. An Award of Performance Units shall entitle such Participant (or a Successor) to future payments of cash, Stock, or a combination of cash and Stock, as determined by the Committee and provided in the Agreement, based upon the achievement of performance targets established by the Committee. Such performance targets may, but need not, include without limitation targets relating to one or more of corporate, group, unit, Affiliate, or individual performance. The Agreement may establish that a portion of a full or maximum amount of an employee's Award will be paid for performance which exceeds the minimum target but falls below the maximum target applicable to such Award. The Agreement shall also provide for the timing of such payment. Following the conclusion or acceleration of each Performance Cycle, the Committee shall determine the extent to which (i) performance targets have been attained, (ii) any other terms and conditions with respect to an Award relating to such Performance Cycle have been satisfied, and (iii) payment is due with respect to an Award of Performance Units. The maximum payment that can be made for awards granted to any one individual shall be $1,000,000 for any single or combined performance goals established for a specified performance period.

     (b) Acceleration and Adjustment. The Agreement may permit an acceleration of the Performance Cycle and an adjustment of performance targets and payments with respect to some or all of the Performance Units awarded to an employee upon such terms and conditions as shall be set forth in the Agreement, upon the occurrence of certain events, which may, but need not include without limitation an Event, a Fundamental Change, the Participant's death or Retirement or, with respect to payments in Stock with respect to Performance Units, a reclassification, stock dividend, stock split, or stock combination as provided in Section 13 hereof.

     7.3 Restricted Stock Awards

     (a) The Committee is authorized to grant, either alone or in conjunction with other Awards, stock and stock-based Awards. The Committee shall determine the persons to whom such Awards are made, the timing and amount of such Awards, and all other terms and conditions. Company Common Stock granted to recipients may be unrestricted or may contain such restrictions, including provisions requiring forfeiture and imposing restrictions upon stock transfer, as the Committee may determine. Unless forfeited, the recipient of restricted Common Stock will have all other rights of a shareholder, including without limitation, voting and dividend rights. No more than 500,000 shares in the form of restricted stock and stock shall be issued under the Stock Award Plan.

     (b) An Award of Restricted Stock under the Plan shall consist of Shares subject to restrictions on transfer and conditions of forfeiture, which restrictions and conditions shall be included in the applicable Agreement. The Committee may provide for the lapse or waiver of any such restriction or condition based on such factors or criteria as the Committee, in its sole discretion, may determine.

     (c) Except as otherwise provided in the applicable Agreement, each Stock certificate issued with respect to an Award of Restricted Stock shall either be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, or bear such legends with respect to the restricted nature of the Restricted Stock evidenced thereby as shall be provided for in the applicable Agreement.

     (d) The Agreement shall describe the terms and conditions by which the restrictions and conditions of forfeiture upon awarded Restricted Stock shall lapse. Upon the lapse of the restrictions and conditions, Shares free of restrictive legends, if any, relating to such restrictions shall be issued to the Participant or a Successor or Transferee.

     (e) An employee or a Successor or Transferee with a Restricted Stock Award shall have all the other rights of a shareholder including, but not limited to, the right to receive dividends and the right to vote the Shares of Restricted Stock.

     7.4 Other Awards. The Committee may from time to time grant Stock and other Awards under the Plan including without limitations those Awards pursuant to which Shares are or may in the future be acquired, Awards denominated in Stock units, securities convertible into Stock and Phantom securities. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards provided that such Awards shall not be inconsistent with the terms and purposes of this Plan. The Committee may, at its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate. Furthermore, the Committee may use stock available under this Plan as payment for compensation, grants or rights and earned or due under any other compensation plans or arrangements of the Company. No more than 500,000 shares in the form of restricted stock and stock shall be issued under the Stock Award Plan.

     8.  Terms and Conditions of Outside Director Awards.

     8.1 Issuance of Awards. Outside Directors may, in the discretion of the Board and in accordance with the terms of this Plan, be granted Awards under this Plan at various times, including when an Outside Director is first elected or appointed to the Board of the Company or an Affiliate, when an Outside Director is re-elected to the Board of the Company or an Affiliate or at other times as may be deemed appropriate.

     8.2 Terms of Awards. In addition to the terms set forth in Section 7.1 of this Plan, Outside Director Awards may contain such other terms and conditions as the Board determines.

     9.  Effective Date of this Plan.

     9.1 Effective Date. This Plan shall become effective as of February 1, 2000, the effective date of adoption of this Plan by the Board.

     9.2 Duration of this Plan. This Plan shall remain in effect until all Stock subject to it shall be distributed or all Awards have expired or lapsed, whichever is latest to occur, or this Plan is terminated pursuant to Section 12 hereof. No Award of an Incentive Stock Option shall be made more than 10 years after the effective date (or such other limit as may be required by the Code) if such limitation is necessary to qualify the Option as an Incentive Stock Option. Except with respect to Director Options, the date and time of approval by the Committee of the granting of an Award (or such other time as the Committee shall designate) shall be considered the date and time at which such Award is made or granted, notwithstanding the date of any Agreement with respect to such Award.

     10. Right to Terminate Employment. Nothing in this Plan or in any Agreement shall confer upon any Employee the right to continue in the employment of the Company or any Affiliate or affect any right which the Company or any Affiliate may have to terminate the employment of the Employee with or without cause.

     11. Tax Withholding. The Company may withhold from any cash payment under this Plan to an employee or other person (including a Successor or a Transferee) an amount sufficient to cover any required withholding taxes. The Company shall have the right to require an employee or other person receiving Stock under this Plan to pay to the Company a cash amount sufficient to cover any required withholding taxes. In lieu of all or any part of such a cash payment from a person receiving Stock under this Plan, the Committee may permit the individual to elect to cover all or any part of the required withholdings, and to cover any additional withholdings up to the amount needed to cover the individual's full FICA and federal, state, and local income tax with respect to income arising from payment of the Award, through a reduction of the number of Shares delivered to such individual or a subsequent return to the Company of Shares held by the Employee or other person, in each case valued in the same manner as used in computing the withholding taxes under the applicable laws.

     12. Amendment, Modification and Termination of this Plan.

     (a) The Board may at any time and from time to time terminate, suspend or modify the Plan. Except as limited in (b) below, the Committee may at any time alter or amend any or all Agreements under the Plan to the extent permitted by law. However, no such action may, without further approval of the shareholders of the Company, be effective if such approval is required in order that the Plan conform to the requirements of Code Section 422.

     (b) No termination, suspension, or modification of the Plan will materially and adversely affect any right acquired by any Participant or Successor or Transferee under an Award granted before the date of termination, suspension, or modification, unless otherwise agreed to by the Participant in the Agreement or otherwise, or required as a matter of law; but it will be conclusively presumed that any adjustment for changes in capitalization provided for in Plan Sections
7.2 or 13 does not adversely affect these rights.

     13. Adjustment for Changes in Capitalization. Appropriate adjustments in the aggregate number and type of Shares available for Awards under this Plan and in the number and type of Shares and amount of cash subject to Awards then outstanding, in the Option price as to any outstanding Options and, subject to
Section 7.2(b) hereof, in outstanding Performance Units and payments with respect to outstanding Performance Units may be made by the Committee in its sole discretion to give effect to adjustments made in the number or type of Shares of the Company through a Fundamental Change (subject to Section 14 hereof), recapitalization, reclassification, stock dividend, stock split, stock combination, or other relevant change, provided that fractional Shares shall be rounded to the nearest whole share.

     14. Fundamental Change. In the event of a proposed Fundamental Change which occurs after a Spin-off: (a) involving a merger, consolidation, or statutory share exchange, unless appropriate provision shall be made for the protection of the outstanding Options by the substitution of options and appropriate voting common stock of the corporation surviving any such merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation, to be issuable upon the exercise of options in lieu of Options and capital stock of the Company, or (b) involving the dissolution or liquidation of the Company, the Committee shall declare, at least 20 days prior to the occurrence of the Fundamental Change, and provide written notice to each holder of an Option of the declaration, that each outstanding Option, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of the Fundamental Change in exchange for payment to each holder of an Option, within ten days after the Fundamental Change, of cash equal to the amount, if any, for each Share covered by the canceled Option, by which the Fair Market Value (as defined in this Section) per Share exceeds the exercise price per Share covered by such Option. At the time of the declaration provided for in the immediately preceding sentence, each Option shall immediately become exercisable in full and each person holding an Option shall have the right, during the period preceding the time of cancellation of the Option, to exercise the Option as to all or any part of the Shares covered thereby; provided, however, that if such Fundamental Change does not become effective, then the declaration pursuant to this Section 14(b) shall be rescinded, the acceleration of the exercisability of the Option pursuant to this Section 14(b) shall be void, and the Option shall be exercisable in accordance with its terms. In the event of a declaration pursuant to this
Section 14, each outstanding Option that shall not have been exercised prior to the Fundamental Change shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration. Notwithstanding the foregoing, no person holding an Option shall be entitled to the payment provided for in this Section 14 if such Option shall have expired pursuant to an Agreement. For purposes of this Section only, "Fair Market Value" per Share means the cash plus the fair market value, as determined in good faith by the Committee, of the non-cash consideration to be received per Share by the shareholders of the Company upon the occurrence of the Fundamental Change, notwithstanding anything to the contrary provided in this Plan.

     15. Unfunded Plan. This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under this Plan.

     16. Other Benefit and Compensation Programs. Payments and other benefits received by an employee under an Award shall not be deemed a part of an employee's regular, recurring compensation for purposes of any termination, indemnity, or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract, or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract, or arrangement or the Committee determines that an Award or portion of an Award should be included to reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

     17. Beneficiary Upon Employee's Death. To the extent that the transfer of an employee's Award at death is permitted under an Agreement, (a) an employee's Award shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (b) upon the death of the Employee, such beneficiary shall succeed to the rights of the Employee to the extent permitted by law and this Plan. If no such designation of a beneficiary has been made, the Participant's legal representative shall succeed to the Awards, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted under an Agreement.

     18. Corporate Mergers, Acquisitions, Etc. The Committee may also grant Options, Restricted Stock or other Awards under the Plan having terms, conditions and provisions that vary from those specified in this Plan provided that any such awards are granted in substitution for, or in connection with the assumption of, existing options, stock appreciation rights, restricted stock or other awards granted, awarded or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or a subsidiary is a party.

     19. Deferrals and Settlements. The Committee may require or permit Employees to elect to defer the issuance of Shares or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts.

     20. Governing Law. To the extent that federal laws do not otherwise control, this Plan and all determinations made and actions taken pursuant to this Plan shall be governed by the laws of Minnesota and construed accordingly.

     21. Securities Law and Other Regulatory Compliance. An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance. Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the company determines to be necessary or advisable. The Company will be under no obligation to register the

Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

     22. Right of First Refusal.

     (a) If at any time prior to the consummation of a Spin-off by the Company, the Participant proposes to sell, transfer, assign, pledge, hypothecate, gift or otherwise dispose of any Shares or other securities acquired upon the exercise of an Option or upon the vesting of Restricted Stock (the "Transfer Shares") to any person or entity (other than a member of Participant's immediate family or a trust or other estate planning vehicle for the benefit of Participant or a member of Participant's immediate family), the Company shall have the right to repurchase the Transfer Shares under the terms and subject to the conditions set forth in this paragraph (the "Right of First Refusal").

     (b) Prior to any proposed transfer of the Transfer Shares, the Participant shall give a written notice (the "Transfer Notice") to the Company describing fully the proposed transfer, including the number of Transfer Shares, the name and address of the proposed transferee (the "Proposed Transferee") and, if the transfer is voluntary, the proposed transfer price and containing such information necessary to show the bona fide nature of the proposed transfer. In the event of a bona fide gift or involuntary transfer, the proposed transfer price shall be deemed to be the Fair Market Value of the Transfer Shares as determined by the Company in good faith. In the event the Participant proposes to transfer any shares acquired upon the exercise of the Option to more than one Proposed Transferee, the Participant shall provide a separate Transfer Notice for the proposed transfer to each Proposed Transferee. The Transfer Notice shall be signed by both the Participant and the Proposed Transferee and shall constitute a binding commitment of the Participant and the Proposed Transferee for the transfer of the Transfer Shares to the Proposed Transferee subject only to the Company's Right of First Refusal.

     (c) In the event that the Company shall determine that the information provided by the Participant in the Transfer Notice is insufficient to establish the bona fide nature of a proposed voluntary transfer, the Company shall give the Participant written notice of the Participant's failure to comply with the procedure described in this paragraph and the Participant shall have no right to transfer the Transfer Shares without first complying with the procedures described in this paragraph. The Participant shall not be permitted to transfer the Transfer Shares if the proposed transfer is not bona fide.

     (d) In the event the proposed transfer is deemed to be bona fide, the Company shall have the right to purchase all or a portion of the Transfer Shares at the lower of purchase price set forth in the Transfer Notice or Fair Market Value by delivery to the Participant of a notice of exercise of the Right of First Refusal within thirty (30) days after the date the Transfer Notice is delivered to the Company. The Company's exercise or failure to exercise the Right of First Refusal with respect to any proposed transfer described in a Transfer Notice shall not affect the Company's ability to exercise the Right of First Refusal with respect to any proposed transfer described in any other Transfer Notice, whether or not such other Transfer Notice is issued by the Participant or issued by a person other than the Participant with respect to a proposed transfer to the same Proposed Transferee. If the Company exercises the Right of First Refusal, the Company and the Participant shall thereupon consummate the sale of the Transfer Shares to the Company payable in the manner within sixty (60) days after the date of the Transfer Notice is delivered to the Company (unless a longer period is offered by the Proposed Transferee). The purchase price for the Transfer Shares shall be payable by the Company at its discretion in full at the closing or through a promissory note payable in 24 equal monthly installments bearing interest at the mid-term Applicable Federal Rate, or a combination thereof In the event the Transfer Notice provides for the payment for the Transfer Shares other than in cash, the value of such consideration shall be its cash equivalent as reasonably determined by the Company. For purposes of the foregoing, cancellation of any indebtedness of the Participant shall be treated as payment to the Participant in cash to the extent of the unpaid principal and any accrued interest canceled.

     (e) If the Company falls to exercise the Right of First Refusal in full within the period specified above, the Participant may consummate a transfer to the Proposed Transferee of the Transfer Shares on the terms and conditions described in the Transfer Notice, provided such transfer occurs not later than one hundred twenty (120) days following delivery to the Company of the Transfer Notice. The Company shall have the right to demand further assurances from the Participant and the Proposed Transferee (in a form satisfactory to the Company) that the transfer of the Transfer Shares was actually carried out on the terms and conditions described in the Transfer Notice, No Transfer Shares shall be transferred on the books of the Company until the Company has received such assurances, if so demanded, and has approved the proposed transfer as bona fide. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Participant, shall again be subject to the Right of First Refusal and shall require compliance by the Participant with the procedure described in this paragraph.

     (f) All transferees of the Transfer Shares or any interest therein, other than the Company, shall be required as a condition of such transfer to agree in writing (in a form satisfactory to the Company) that such transferee shall receive and hold such Transfer Shares or interests subject to the provisions of this paragraph providing for the Right of First Refusal with respect to any subsequent transfer. Any sale or transfer of any shares acquired upon exercise of the Option or upon the vesting of Restricted Stock shall be void unless the provisions of this paragraph are met.

     (g) The Company shall have the right to assign the Right of First Refusal at any time, whether or not the Participant has attempted a transfer, to one or more persons as may be selected by the Company.

     23. Legends. The Company may at any time place legends referencing the Right of First Refusal and any applicable federal or state securities law restrictions on all certificates representing shares of Stock underlying an Award. Participants shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to Award in the possession of the Participant in order to effectuate the provisions of this Section. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

          THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES, REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL IN FAVOR OF THE ISSUER OR ITS ASSIGNEE SET FORTH IN AN AGREEMENT BETWEEN THE ISSUER AND THE REGISTERED HOLDER, OR SUCH HOLDER'S PREDECESSOR IN INTEREST, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER.

     24. Lock-Up Agreement in Connection with Public Offering. Unless otherwise determined by the Committee or any person administering the Plan pursuant to
Section 3.1, at or after the grant of an Award, the holder of shares of Stock issued pursuant to the Plan may not sell, make short sale of, loan, grant any options for the purchase of or otherwise dispose of any such shares without the prior written consent of the Company or the underwriters managing any public offering of the Company's Stock for a period of 180 days from the effective date of the registration statement covering any public offering.

     25. Participation by Foreign Nationals. The Committee, without amending the Plan, may modify grants to foreign national or United States citizens employed abroad in order to recognize differences in local law, tax policy or custom.

                   CNT ANNUAL SHAREHOLDERS' MEETING LOCATION
                                  May 25, 2000
                                    10:00 AM

                                   [CNT MAP]

FROM THE AIRPORT TO CNT MINNEAPOLIS
Follow the signs to Interstate 494 West. Take 494        CNT IS LOCATED ON
West                                                    THE NORTHWEST CORNER
Exit Highway 169 and go North.                             OF HIGHWAY 169
Exit at Bass Lake Road and go West.                     AND BASS LAKE ROAD.
Take a right at Nathan Lane
CNT is the first building on the right.
FROM DOWNTOWN TO CNT MINNEAPOLIS
Follow the signs to Interstate 394 West. Take 394
West.                                                  6000 Nathan Lane North
Exit Highway 169 and go North.                         Minneapolis, MN 55442
Exit at Bass Lake Road and go West.                        (763) 268-6000
Take a right at Nathan Lane.
CNT is the first building on the right.

                                   [CNT LOGO]
                          Computer Network Technology

                  Computer Network Technology Corporation (CNT)

                           Annual Shareholders Meeting

                                  May 25, 2000

                                    10:00 am

                      to be held at CNT's new headquarters:
                             6000 Nathan Lane North
                               Plymouth, Minnesota
                                  763-268-6000



  Attend CNT's Annual Shareholders Meeting online at www.cnt.com or in person.
            Refer to map and directions in back of proxy statement.

                     COMPUTER NETWORK TECHNOLOGY CORPORATION
             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 25, 2000


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned, having duly received the Notice of Annual Meeting and Proxy Statement dated April 13, 2000, hereby appoints Gregory T. Barnum and Jeffrey A. Bertelsen as proxies (each with the power to act alone and with the power of substitution and revocation), to represent the undersigned and to vote, as designated on the reverse side, all shares of Common Stock of Computer Network Technology Corporation held of record by the undersigned on March 27, 2000, at the Annual Meeting of Shareholders to be held on May 25, 2000 at 6000 Nathan Lane North, Plymouth, Minnesota, at 10:00 a.m. and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL NO. 1, AND FOR PROPOSALS NO. 2 AND 3. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

                           (continued on reverse side)

1.   ELECTION OF DIRECTORS
     [ ]                                   [ ]
     FOR                                   WITHHOLD AUTHORITY
     all nominees listed                   to vote for all nominees listed
     (except as marked to the contrary)

                                    NOMINEES:
      Thomas G. Hudson, Patrick W. Gross, Erwin A. Kelen, Lawrence Perlman
                             and John A. Rollwagen

                                  INSTRUCTION:
 To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.


                   ------------------------------------------

2. PROPOSAL TO APPROVE THE ADOPTION OF THE REALLEGACY.COM, INC. 2000 DIRECTOR AND OFFICER STOCK AWARD PLAN.

     [ ]                           [ ]                         [ ]
     FOR                           AGAINST                     ABSTAIN


3. PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 31, 2001.

     [ ]                           [ ]                         [ ]
     FOR                           AGAINST                     ABSTAIN


4.   OTHER BUSINESS
     The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

                    ----------------------------------------

PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Dated:
      -------------------------------------

      -------------------------------------
             (Signature)

      -------------------------------------
             (Signature)


               PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.

                  Computer Network Technology Corporation (CNT)

                           Annual Shareholders Meeting

                                  May 25, 2000

                                    10:00 am

                      to be held at CNT's new headquarters:
                             6000 Nathan Lane North
                               Plymouth, Minnesota
                                  763-268-6000



  Attend CNT's Annual Shareholders Meeting online at www.cnt.com or in person.
            Refer to map and directions in back of proxy statement.

                     COMPUTER NETWORK TECHNOLOGY CORPORATION
             ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 25, 2000

              401(k) SALARY SAVINGS PLAN - VOTING INSTRUCTION CARD


DIRECTIONS: As a participant in the Computer Network Technology Corporation 401(k) Salary Savings Plan, you are entitled to instruct the Plan's Trustee, CIGNA Corporation, how to vote the shares of Computer Network Technology Corporation stock allocated to you under the Plan at the Annual Meeting of Shareholders to be held on May 25, 2000, and at any adjournment or postponement therefore, upon the matters set forth in the Notice of such meeting. Please complete this card and mail it in the enclosed postage-paid envelope provided to you. It must be received no later than May 17, 2000.

VOTING INSTRUCTIONS: I, the participant in the Computer Network Technology Corporation 401(k) Salary Savings Plan signing this voting instruction card, hereby instruct the Plan's Trustee, CIGNA Corporation, to vote the shares of Computer Network Technology Corporation stock allocated to me under the foregoing Plan.



                           (continued on reverse side)

1.   ELECTION OF DIRECTORS

     [ ]                                   [ ]
     FOR                                   WITHHOLD AUTHORITY
     all nominees listed                   to vote for all nominees listed
     (except as marked to the contrary)

                                    NOMINEES:
    Thomas G. Hudson, Patrick W. Gross, Erwin A. Kelen, Lawrence Perlman and
                               John A. Rollwagen

                                  INSTRUCTION:
 To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.


                   ------------------------------------------

2. PROPOSAL TO APPROVE THE ADOPTION OF THE REALLEGACY.COM, INC. 2000 DIRECTOR AND OFFICER STOCK AWARD PLAN.

     [ ]                           [ ]                         [ ]
     FOR                           AGAINST                     ABSTAIN


3. PROPOSAL TO RATIFY AND APPROVE THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JANUARY 31, 2000.

     [ ]                           [ ]                         [ ]
     FOR                           AGAINST                     ABSTAIN


4.   OTHER BUSINESS
     The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

                    ----------------------------------------

PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS CARD. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

Dated:
      -------------------------------------

      -------------------------------------
             (Signature)

      -------------------------------------
             (Signature)

               PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD
                      PROMPTLY USING THE ENCLOSED ENVELOPE.